EXHIBIT 10.1

SEVERANCE AGREEMENT BY AND BETWEEN JORGE MACHNIZH AND INPUT/OUTPUT, INC.,
DATED AS OF APRIL 29, 2005 AND EFFECTIVE AS OF MAY 7, 2005.

AGREEMENT AND RELEASE OF ALL CLAIMS

     This Agreement, entered into as of the date written by Employee’s signature below, is by and between Input/Output, Inc. (“Input/Output”), a Delaware corporation, and Jorge Machnizh (“Employee”). As used in this Agreement, the term “Input/Output” includes Input/Output, Inc., and all of its subsidiary and affiliated companies.

Input/Output and Employee agree as follows:

     Section 1. Within five business days after the Separation Date, as defined in Section 3 below, and whether or not Employee executes and returns this Agreement, Input/Output will pay Employee the following amounts:

o	Employee’s regular base salary prorated through the Separation Date;

o	Employee’s vacation pay accrued as of the Separation Date; and

o	any expense reimbursement submitted and owed to Employee under Input/Output policy.

     All of the above amounts will be reduced by applicable taxes and withholding.

     Section 2. During the eighteen months following the Separation Date, Employer shall, subject in all respects to the terms of the Employment Agreement between Employer and Employee dated April 23, 2003 (herein referred to as the “Employment Agreement”), pay to Employee an aggregate amount (the “Severance Payment”) equal to one and one-half times (1.5x) Employee’s Base Salary (as defined in the Employment Agreement) at the highest annual rate in effect on or before the Separation Date (but prior to giving effect to any reduction therein which precipitated such termination), which Severance Payment will be paid to Employee in equal installments in accordance with Input/Output’s normal payroll process every two weeks during such 18-month period (subject to the terms of the Employment Agreement). All amounts so paid will be reduced by applicable taxes and withholding.

     In addition, Employer will pay or provide for Employee’s medical, dental, health, and hospital coverage for such 18-month period, in accordance with Section 6(d)(4) of the Employment Agreement. Employer will also allow Employee to keep his personal computer and cellular phone (including phone number).

     Section 3. Employee’s termination from employment will be effective at the close of business on the Separation Date. The “Separation Date,” as used in this Agreement, means May 7, 2005.

     Section 4. Employee agrees to release Input/Output from any claims he has or may have against Input/Output as of the date he signs this Agreement. The claims he is releasing include all of the following:

o	any claims under any bonus or incentive plans;

o	any claims for tortious action or inaction of any sort (“tortious action or inaction” means, among other things, claims for such things as negligence, fraud, libel, or slander);

o	any claims arising under the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. Section 621, et seq.) (the Age Discrimination in Employment Act of 1967 prohibits, in general, discrimination against employees on the basis of age);

o	any claims arising under Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. Section 2000e, et seq.), or the Texas Commission on Human Rights Act (Texas Labor Code Section 21.001, et seq.) (both of these statutes, in general, prohibit discrimination in employment on the basis of race, religion, national origin or gender);

o	any claims arising under the Americans with Disabilities Act of 1990, as amended (42 U.S.C. Section 12101, et seq.) (the Americans with Disabilities Act of 1990 prohibits, in general, discrimination in employment on the basis of an employee’s or applicant’s disability);

o	any claims arising under Texas Labor Code Sections 451.001, et seq. for retaliation or discrimination in connection with a claim for workers’ compensation benefits; and

o	any claims for breach of contract, wrongful discharge, constructive discharge, retaliation, or conspiracy.

     The release contained in this Section 4 will not affect any of the following:

o	Employee’s rights or benefits under Input/Output’s 401(k) retirement savings plan, Input/Output’s Employee Stock Purchase Plan, or any pension or retirement plan in which Employee is a participant on the Separation Date (Employee’s rights and benefits will be determined by the applicable plan documents);

o	Employee’s right to elect continued health and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

o	Employee’s right to exercise any options to purchase Input/Output common stock in accordance with the terms of the applicable stock option grant;

o	Employee’s rights under any restricted stock agreement between Employee and Input/Output under the terms of which Employee has been granted Input/Output restricted stock;

o	Any other benefit to which Employee may be entitled under any other health or benefit plan in accordance with the applicable plan documents; or

o	Employee’s rights under any workers’ compensation statue; the Jones Act, 46 U.S.C. Appx. Section 688, as amended; general maritime law or similar laws; and any other right Employee may have with respect to bodily injury.

     Section 5. Input/Output and Employee agree that this Agreement is a binding contract. The purpose of the Agreement is to compromise doubtful or disputed claims, avoid litigation, and buy peace. Employee agrees that although Input/Output is making payment to Employee in exchange for a release of claims, Input/Output does not admit any wrongdoing of any kind.

     Section 6. Employee agrees to assist Input/Output in defending any legal proceedings against Input/Output arising out of matters which occurred on or prior to the Separation Date. Input/Output agrees to reimburse Employee for his time and expense or costs he may incur in that regard.

     Section 7. Employee confirms that after the Effective Date he remains subject to and agrees to comply with:

o	those obligations of confidentiality contained in Section 3(b) and 3(c) of the Employment Agreement;

o	the provisions relating to competition with Employer contained in Section 12 of the Employment Agreement;

o	the provisions relating to solicitation or hiring of Employer’s employees contained in Section 12 of the Employment Agreement; and

o	the terms of the Employee Confidentiality and Intellectual Property Agreement with Employer which Employee signed upon commencing employment with Input/Output.

     Section 8. This Agreement has been delivered to Employee on April 18, 2005.

o	Employee will have 45 calendar days from April 18, 2005, or until the close of business on June 2, 2005, to decide whether to sign and return this Agreement and be bound by its terms. In the event Employee has not signed and returned this Agreement to Input/Output on or before June 2, 2005, this Agreement will become null and void.

o	Input/Output and Employee agree that if they agree to change the terms of this Agreement in any manner after it is delivered to Employee, even if the changes are material, the 45-day period specified in the previous paragraph will not restart or be extended.

o	After signing this Agreement, Employee will have the right to revoke the Agreement for a period of seven calendar days after signing it by (a) notifying Input/Output in writing that Employee revokes the Agreement and (b) returning to Input/Output any consideration paid Employee under Section 2 above. In the event Employee revokes the Agreement, it will become null and void.

     Section 9. Employee acknowledges that he has read this Agreement. He understands that, except for the exceptions set out in Section 4 above, this Agreement will have the effect of waiving any claim he may pursue against Input/Output.

     Section 10. Employee acknowledges that he makes this Agreement knowingly and voluntarily.

     Section 11. This Agreement constitutes the entire understanding between Input/Output and Employee with respect to the subject matter hereof.

     Section 12. This Agreement will benefit and be binding upon Input/Output and its successors and assigns and Employee and his successors and legal representatives. Employee will not assign or attempt to assign any of his rights under this Agreement.

     Section 13. If a court determines that any provision of this Agreement is invalid, the other provisions will remain in effect.

     Section 14. This Agreement will be governed by, construed under, and enforced in accordance with the laws of the State of Texas, not including, however, its conflicts of law rules that might otherwise refer to the law of another forum or jurisdiction.

     Section 15. This Agreement will become effective and enforceable only after a period of seven days has expired following Employee’s execution and delivery of this Agreement to Input/Output (this date is referred to in this Agreement as the “Effective Date”).

THIS AGREEMENT IS SUBJECT TO ARBITRATION IN
ACCORDANCE WITH THE FOLLOWING SECTION

     Section 16. Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, the parties will select a neutral qualified arbitrator from a panel of potential arbitrators delivered by the AAA. Employee and Employer agree that the decision of the arbitrator will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys’ fees).

     Notwithstanding the provisions of the previous paragraph, Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee’s obligations under Section 7 of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

INPUT/OUTPUT (on its own behalf and on behalf of its subsidiary and affiliated companies)

By:	/s/ David L. Roland

David L. Roland
Vice President and General Counsel

NOTICE TO EMPLOYEE

BY SIGNING THIS DOCUMENT, YOU MAY BE GIVING UP IMPORTANT LEGAL RIGHTS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING AND RETURNING THIS DOCUMENT TO INPUT/OUTPUT.

EMPLOYEE:

/s/ Jorge Machnizh

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